                                                                     Exhibit 2.3











                          AGREEMENT AND PLAN OF MERGER


                                      among

                           GOLDEN SKY HOLDINGS, INC.,

                            GOLDEN SKY SYSTEMS, INC.,

                            WESTERN MONTANA DBS, INC.
                            d/b/a ROCKY MOUNTAIN DBS

                                       and

                  THE STOCKHOLDERS OF WESTERN MONTANA DBS, INC.
                       NAMED ON THE SIGNATURE PAGES HEREOF












                          Dated as of September 1, 1998
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\                                TABLE OF CONTENTS



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                                   ARTICLE I.
                                   THE MERGER

SECTION 1.01.  The Merger.........................................................................................2
SECTION 1.02.  Effect of the Merger...............................................................................2
SECTION 1.03.  Consummation of the Merger.........................................................................2
SECTION 1.04.  Charter; By-Laws; Directors and Officers...........................................................2
SECTION 1.05.  Further Assurances.................................................................................2

                                   ARTICLE II.
                            CONVERSION OF SECURITIES

SECTION 2.01.  Conversion of Securities of the Company............................................................3
SECTION 2.02.  Stock Options, Warrants, Etc.......................................................................3
Section 2.03.  Surrender and Exchange of Shares and Payment.......................................................3
SECTION 2.04.  Closing of Stock Transfer Books....................................................................4
SECTION 2.05.  Dissenting Shares..................................................................................4
SECTION 2.06   Creation of the Escrow Fund........................................................................5

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY STOCKHOLDERS AND THE COMPANY

SECTION 3.01.  Organization, Qualifications and Corporate Power; Subsidiaries.....................................6
SECTION 3.02.  Authorization of Agreements, Validity, Etc.........................................................6
SECTION 3.03.  Capitalization ....................................................................................7
SECTION 3.04.  Financial Statements ..............................................................................7
SECTION 3.05.  Absence of Certain Changes or Events ..............................................................8
SECTION 3.06.  Governmental Approvals ............................................................................9
SECTION 3.07.  Title to Properties, Absence of Liens and Encumbrances.............................................9
SECTION 3.08.  List of Properties, Contracts and Other Data.......................................................9
SECTION 3.09.  Intangible Rights ................................................................................10
SECTION 3.10.  Software .........................................................................................11
SECTION 3.11.  Litigation, Etc. .................................................................................11
SECTION 3.12.  Taxes ............................................................................................12
SECTION 3.13.  Governmental Authorizations and Regulations.......................................................14
SECTION 3.14.  Labor Matters ....................................................................................14

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
SECTION 3.15.  Insurance.........................................................................................14
SECTION 3.16.  Use of Real Property..............................................................................14
SECTION 3.17.  Condition of Assets...............................................................................15
SECTION 3.18.  Accounts Receivable...............................................................................15
SECTION 3.19.  Books and Records.................................................................................15
SECTION 3.20.  Employee Benefit Plans............................................................................15
SECTION 3.21.  Transactions with Affiliates......................................................................16
SECTION 3.22.  Environmental Matters.............................................................................17
SECTION 3.23.  System Data.......................................................................................17
SECTION 3.24.  Exclusive Rights..................................................................................18
SECTION 3.25.  Offering of the Shares............................................................................18
SECTION 3.26.  Share Transfer Restriction Agreement..............................................................18

                                   ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF THE
                      COMPANY STOCKHOLDERS AS TO THEMSELVES

SECTION 4.01.  Authorization of Agreements, Validity, Etc........................................................18
SECTION 4.02.  Title to Shares...................................................................................19
SECTION 4.03.  Governmental Approvals............................................................................19
SECTION 4.04.  Brokers' or Finders' Fees.........................................................................19
SECTION 4.05.  Investment Representations........................................................................19
SECTION 4.06.  Litigation, Etc...................................................................................20
SECTION 4.07.  Offering of the Shares............................................................................20


                                                    ARTICLE V.

                                 REPRESENTATIONS AND WARRANTIES OF GSS AND PARENT

SECTION 5.01.  Organization, Qualifications and Corporate Power; Subsidiaries....................................21
SECTION 5.02.  Authorization of Agreements, Validity, Etc........................................................21
SECTION 5.03.  Capitalization....................................................................................21
SECTION 5.04.  Financial Statements..............................................................................22
SECTION 5.05.  Absence of Certain Changes or Events..............................................................23
SECTION 5.06.  Governmental Approvals............................................................................24
SECTION 5.07.  Litigation Relating to Transaction................................................................24
SECTION 5.08.  Disclosure........................................................................................24

                                       VI.

                                    COVENANTS

SECTION 6.01.  Certain Covenants of the Company Stockholders.....................................................24
SECTION 6.02.  Certain Tax Matters.  ............................................................................26
SECTION 6.03.  Consents..........................................................................................26

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SECTION 6.04.  Books and Records.................................................................................27
SECTION 6.05.  License and Other Fees............................................................................27
SECTION 6.06.  Other Discussions.................................................................................27

                                      VII.

                              CONDITIONS PRECEDENT

SECTION 7.01.  Conditions Precedent to the Obligations of GSS and Parent.........................................28
SECTION 7.02.  Conditions Precedent to the Obligations of the Company Stockholders and the Company...............29

                                  ARTICLE VIII.

                                 INDEMNIFICATION

SECTION 8.01.  Survival of Representations and
               Warranties........................................................................................30
SECTION 8.02.  Tax Indemnity.....................................................................................31
SECTION 8.03.  General Indemnity.................................................................................31
SECTION 8.04.  Limitations on Indemnity..........................................................................32
SECTION 8.05.  Conditions of Indemnification.....................................................................32
SECTION 8.06.  Remedies Cumulative...............................................................................34

                                   ARTICLE IX.

                           TERMINATION AND ABANDONMENT

SECTION 9.01.  Termination.......................................................................................34
SECTION 9.02.  Procedure and Effect of Termination...............................................................34

                                   ARTICLE X.

                                  MISCELLANEOUS

SECTION 10.01. Expenses, Etc.....................................................................................35
SECTION 10.02. Publicity.........................................................................................35
SECTION 10.03. Execution in Counterparts; Additional Parties.....................................................35
SECTION 10.04. Notices...........................................................................................35
SECTION 10.05. Waivers...........................................................................................36
SECTION 10.06. Amendments, Supplements, Etc......................................................................37
SECTION 10.07. Entire Agreement..................................................................................37
SECTION 10.08. Applicable Law....................................................................................37
SECTION 10.09. Binding Effect; Benefits..........................................................................37
SECTION 10.10. Assignability.....................................................................................37

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                         INDEX TO SCHEDULES AND EXHIBITS

Schedules           Description

I                   Stockholders

3.08                List of Properties, Contracts and
                      Other Data
3.11                Actions Pending, Etc.
3.12                Taxes
3.15                Insurance
3.23                Rates for Satellite Services
3.24                Exclusive Territories
5.03                Securities of GSS and Parent

Exhibit             Description

A                   Escrow Agreement
B                   Form of Certificate of Designations
C                   Form of Opinions of Counsel to the
                      Company Stockholders and the Company
D                   Form of Opinion of Counsel to GSS
                      and Parent

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
                  AGREEMENT AND PLAN OF MERGER, dated as of September 1, 1998, among GOLDEN SKY HOLDINGS, INC., a Delaware corporation ("Parent"), GOLDEN SKY SYSTEMS, INC., a Delaware corporation ("GSS"), WESTERN MONTANA DBS, Inc. d/b/a/ ROCKY MOUNTAIN DBS, a Montana corporation (the "Company"), and the stockholders of the Company named on the signature pages hereof (the "Company Stockholders").

                  WHEREAS, the Company Stockholders are the holders of in excess of 75% of the issued and outstanding capital stock of the Company and each Company Stockholder owns the number of shares of the Company's common stock, no par value (the "Company Common Stock"), set forth on Schedule I hereto under the heading "Number of Shares of Company Common Stock";

                  WHEREAS, GSS is wholly-owned subsidiary of Parent;

                  WHEREAS, the parties hereto desire that the Company merge with and into GSS (the "Merger"), upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "Delaware GCL") and the Montana Business Corporation Act (the "Montana BCA") with the result that GSS shall continue as the surviving corporation and the separate existence of the Company (except as it may be continued by operation of law) shall cease;

                  WHEREAS, GSS and the Company desire that at the Effective Time (as hereinafter defined) all outstanding shares of Company Common Stock be converted into the right to receive (x) fully paid and nonassessable shares of Parent's Series C Senior Convertible Preferred Stock, $.01 par value ("Series C Preferred Stock"), (y) a cash payment and (z) a fractional interest in a fund created by Parent (the "Escrow Fund") consisting initially of $1,000,000 in cash to be held in escrow as security for certain contingent obligations, as hereinafter provided;

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, the Boards of Directors of Parent, GSS and the Company and the stockholders of GSS and the Company have approved the Merger;

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

                  SECTION 1.01. The Merger. The Company shall be merged with and into GSS at the Effective Time in accordance with this Agreement, the Delaware GCL and the Montana BCA, the separate existence of the Company (except as it may be continued by operation of law) shall cease, and GSS shall continue as the surviving corporation.

                  SECTION 1.02. Effect of the Merger. At the Effective Time, GSS shall succeed to and assume all the rights and obligations of the Company in accordance with the Delaware GCL and the Montana BCA and the Merger shall otherwise have the effects set forth in Section 259 of the Delaware GCL and
Section 35-1-817 of the Montana BCA.

                  SECTION 1.03. Consummation of the Merger. The parties hereto will promptly cause the Merger to be consummated by filing with (x) the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the Delaware GCL (the time of such filing being the "Effective Time" and being sometimes referred to herein as the "Closing" and the date of such filing being sometimes referred to herein as the "Closing Date") and (y) the Secretary of State of the State of Montana properly executed articles of merger in accordance with the Montana BCA.

                  SECTION 1.04. Charter; By-Laws; Directors and Officers. The Certificate of Incorporation of GSS as in effect immediately prior to the Effective Time will remain the Certificate of Incorporation of GSS without any modification or amendment in the Merger, until thereafter amended in accordance with the provisions thereof and as provided by the Delaware GCL. The By-Laws of GSS as in effect immediately prior to the Effective Time will remain the By-Laws of GSS without any modification or amendment in the Merger, until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of GSS and as provided by the Delaware GCL. The directors and officers of GSS immediately prior to the Effective Time will remain the directors and officers of GSS, in each case until their removal or until their respective successors are duly elected and qualified.

                  SECTION 1.05. Further Assurances. If at any time after the Effective Time, GSS or Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in GSS, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the

Company, or (ii) otherwise to carry out the purposes of this Agreement, the Company Stockholders shall execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Agreement.


                                   ARTICLE II.

                            CONVERSION OF SECURITIES

                  SECTION 2.01. Conversion of Securities of the Company. (a) By virtue of the Merger and without any action on the part of the Company Stockholders, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares held in the treasury of the Company, which shall be canceled as provided in paragraph (b) below, and "Dissenting Shares" as defined in Section 2.05 hereof) shall, subject to Section 6.01 hereof, be converted into the right to receive:

         (x)      4.874 shares of Series C Preferred Stock;

         (y)      $841.002 in cash; and

         (z) a fractional interest, determined as set forth in Schedule I hereto, in the Escrow Fund to be held in escrow as provided in the Escrow Agreement substantially in the form of Exhibit A hereto (the "Escrow Agreement").

                  (b) Treasury Stock. Each share of capital stock that is held in the treasury of the Company shall be canceled and retired and no capital stock of Parent or GSS, cash or other consideration shall be paid or delivered in exchange therefor.

                  SECTION 2.02. Stock Options, Warrants, Etc. Each outstanding stock option, warrant or other right to purchase shares of capital stock of the Company shall, whether or not then exercisable or vested, be canceled, and no capital stock of Parent or GSS, cash or other consideration shall be paid or delivered in exchange therefor.

                  Section 2.03. Surrender and Exchange of Shares and Payment.
(a) At the Effective Time, upon the surrender by the Company Stockholders for cancellation of the certificate or certificates representing all of the outstanding shares of capital stock of the Company:

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
                  (i) GSS shall deliver to each Company Stockholder a stock certificate representing the number of shares of Series C Preferred Stock set forth opposite such Company Stockholder's name on Schedule I hereto under the heading "Number of Shares of Series C Preferred Stock";

                  (ii) GSS shall pay to each Company Stockholder the amount of cash set forth opposite such Company Stockholder's name on Schedule I hereto under the heading "Net Cash Payment"; and

                  (iii) GSS shall deliver to each Company Stockholder a certificate representing such Company Stockholder's fractional interest in the Escrow Fund set forth opposite his or her name on Schedule I hereto under the heading "Escrow Interest."

                  (b) If a certificate representing shares of the capital stock of the Company has been lost, stolen or destroyed, the holder of such certificate shall submit an affidavit describing the lost, stolen or destroyed certificate, the number of shares evidenced thereby and affirming the status of that certificate in lieu of surrendering such certificate to GSS, which shall deem such certificate canceled; provided that GSS may require the holder of such certificate to provide GSS with such indemnities and other undertakings as GSS may direct as a condition to paying any consideration hereunder. Until so surrendered, the outstanding certificates that, prior to the Effective Time, represented shares of the capital stock of the Company that shall have been converted as aforesaid shall be deemed for all corporate purposes, except as hereinafter provided, to evidence the ownership of the consideration into which such shares have been so converted.

                  SECTION 2.04. Closing of Stock Transfer Books. On and after the Effective Time there shall be no transfers on the stock transfer books of the Company of shares of capital stock of the Company that were issued and outstanding immediately prior to the Effective Time.

                  SECTION 2.05. Dissenting Shares. Shares of Company Common Stock ("Dissenting Shares") that are outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the approval and adoption of this Agreement and who shall have delivered a written demand for appraisal of such shares in the manner provided in Sections 35-1-826 through 35-1-839, or their successors, of the Montana BCA shall not be converted into the right to receive the merger consideration provided in Section 2.01, and the holders of such shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the Montana BCA. Notwithstanding the foregoing, if, in accordance with such sections of the Montana BCA, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be converted, as of the Effective Time, into the right to receive the consideration provided in Section 2.01. In the event of such a forfeiture, such holder of Dissenting Shares shall, as of the later of the Effective Time and the occurrence of such event, deliver the certificate or certificates representing such Dissenting Shares to Parent and, upon such surrender, Parent will cause to be delivered to such stockholder the consideration to which he is entitled pursuant to Section 2.01 hereof. The Company shall give Parent prompt notice of any demands received by the Company in respect of Dissenting Shares, and the Company shall not, except with the written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 2.06 Creation of the Escrow Fund. (a) At the Effective Time, Parent shall deposit with the escrow agent named in the Escrow Agreement (the "Escrow Agent") $1,000,000 in cash to be held by the Escrow Agent upon the terms and conditions set forth in the Escrow Agreement.

                  (b) Subject to the terms and conditions of this Section 2.06, the amount held by the Escrow Agent in the Escrow Fund shall be reduced by an amount, and such amount shall be paid to the Company or Parent, as Parent may direct, in accordance with Section 3.02(a) of the Escrow Agreement, sufficient to reimburse GSS, the Company or Parent, as the case may be, on a dollar for dollar basis and without regard to the limitations set forth in Section 8.04 hereof, for all Damages (as defined in Section 8.03 hereof) asserted against, resulting to, imposed upon or incurred by GSS, Parent, the Company or their respective affiliates, by reason of, resulting from or arising out of any claim by any person against any of the parties hereto for a finder's fee, brokerage commission or similar payment (whether in connection with the transactions contemplated hereby or otherwise), including, without limitation, any and all claims made by Chris Downen against the Company in his lawsuit commenced against the Company in the United States District Court for the Western District of Missouri in May 1998 (the "Stockholder Litigation").

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY STOCKHOLDERS AND THE COMPANY

                  The Company and each Company Stockholder, severally and not jointly, represents and warrants to GSS and Parent as follows:

                  SECTION 3.01. Organization, Qualifications and Corporate Power; Subsidiaries. (a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Montana and is duly licensed or qualified as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or other) of the Company. The Company has the corporate power and authority, and the legal right, to own and operate its properties and to carry on its business as currently conducted.

                  (b) The Company does not own of record or beneficially or equitably, directly or indirectly, (i) any shares of capital stock, or securities convertible into or exchangeable for the capital stock, of any other corporation or (ii) any participating interest in any association, partnership, joint venture or other non-corporate business enterprise.

                  SECTION 3.02. Authorization of Agreements, Validity, Etc. (a) The Company has full legal capacity and unrestricted power to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite corporate action of the Company, subject to receipt of requisite stockholder approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

                  (b) The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, will not (w) violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or By-laws of the Company, any judgment, award or decree or any provision of any indenture, agreement or other instrument to which the Company is a party, or by which the Company or any of its assets are bound or affected; (x) conflict with, result in a breach of, create any right of acceleration or termination under or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument; (y) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever (collectively, "Liens") upon any of the properties or assets of the Company; or (z) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Governmental Permit (as hereinafter defined).

                  SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of 50,000 shares of common stock, no par value (the "Shares"), of which 10,463.71 shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and no other shares of capital stock have ever been issued by the Company. None of the Shares are subject to, nor were any of them issued in violation of, any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any person.

                  (b) No subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company is authorized or outstanding. There is no commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  SECTION 3.04. Financial Statements. The Company has previously delivered to GSS and Parent the audited balance sheet of the Company as of December 31, 1997 and 1996, and the related audited statements of operations, stockholders' equity and cash flows for the years then ended, including the notes thereto, certified by Loucks & Glassley, pllp, the independent certified public accountants for the Company (the "Financial Statements"). The Financial Statements were prepared from the books and records of the Company and present fairly the financial position of the Company as of the respective dates specified therein and results of operations and cash flows of the Company for the respective periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"). Except as and to the extent (i) reflected in the Financial Statements or (ii) incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, the Company has no liabilities or obligations of any kind or nature, whether secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), including without limitation any tax liabilities due or to become due.

                  SECTION 3.05. Absence of Certain Changes or Events. (a) Since December 31, 1997, except as otherwise expressly referred to in this Agreement, the Company has not: (i) changed or amended its Articles of Incorporation or By-laws; (ii) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice; (iii) mortgaged, pledged or subjected to any Lien any of its assets or properties (other than Permitted Liens, as defined in Section 3.07 below); (iv) transferred, leased or otherwise disposed of any of its material assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice; (v) acquired any material assets or properties, except in the ordinary course of business and consistent with past practice; (vi) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partnership, corporation or other entity; (vii) canceled or compromised any debt or claim other than in the ordinary course of business consistent with past practice; (viii) waived or released any rights of material value, including, without limitation, any Intangible Rights (as defined in Section 3.08(c) below); (ix) transferred or granted any rights under or with respect to any Intangible Rights, or permitted any license, permit or other form of authorization relating to an Intangible Right to lapse; (x) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; (xi) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeemed or otherwise acquired any of its capital stock, split, combined or otherwise similarly changed its capital stock, or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or gave any person any right to acquire any of its capital stock; (xii) made or granted any wage or salary increase or adopted or modified any severance arrangements applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or granted any severance benefits to, or entered into any material transaction of any other nature with, any officer or employee of the Company; or (xiii) entered into any agreement, contract or commitment to take any of the actions set forth in clauses (i) through (xii) above.

                  (b) Since December 31, 1997, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Company.

                  SECTION 3.06. Governmental Approvals. No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Company is required for the execution, delivery and performance of this Agreement by the Company, is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement, or is necessary in order that the business of the Company can be conducted by GSS immediately following the Closing Date substantially in the same manner as heretofore conducted.

                  SECTION 3.07. Title to Properties, Absence of Liens and Encumbrances. The Company has good and valid title to all its assets and properties, in each case free and clear of all Liens, other than (x) liens for taxes not yet due, or (y) mechanic's, materialman's, landlord's and similar statutory liens arising in the ordinary course of business and which, in the aggregate, are not material in nature or amount and could not materially detract from the value of or materially impair the use of the property subject thereto or impair the operations or proposed operations of the Company, or (z) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business (the Liens described in clauses
(x), (y) and (z) above being referred to herein as "Permitted Liens").

                  SECTION 3.08. List of Properties, Contracts and Other Data. Annexed hereto as Schedule 3.08 is a list setting forth the following:

                  (a) a description of all real property owned by the Company;

                  (b) a description of all leases of real or personal property to which the Company is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, the rental term and, in the case of real property leases, the monthly (or other) rents payable under each such lease;

                  (c) (i) all patents, trademarks and trade names, trademark and trade name registrations, logos, servicemark registrations, copyright and copyright registrations, all applications pending on the date hereof for patent or for trademark, trade name, servicemark or copyright registrations, and all other material proprietary rights (collectively, "Intangible Rights") owned by the Company, and (ii) all licenses granted by or to the Company and all other agreements to which the Company is a party that relate, in whole or in part, to any such Intangible Rights or to other proprietary rights reasonably necessary to the Company;

                  (d) all collective bargaining agreements, employment and consulting agreements, independent contractor agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrange-ments maintained for or providing benefits to employees of, or independent contractors or other agents of the Company; and

                  (e) all contracts, including, without limitation, guarantees, mortgages, indentures and loan agreements, to which the Company is a party, or to which the Company or any of its assets or properties is subject and which are not specifically referred to in clauses (b), (c), or (d) above; provided, however, that there need not be listed on said
         Schedule 3.08 pursuant to this clause (e) any sales con tracts, contracts with suppliers and other such contracts incurred in the ordinary course of business and consistent with past practice, other than any such contract which (i) is a contract or group of related contracts that exceeds $10,000 in amount, (ii) contains warranties by the Company in excess of those customary in its business or (iii) cannot be performed in the normal course within 12 months after the Closing Date without breach or penalty.

                  True and complete copies of all documents and complete descriptions of all binding oral commitments (if any) referred to in said
Schedule 3.08 have been provided to GSS and its counsel. All material provisions of the contracts referred to in such Schedule are valid and enforceable obligations of the Company and of the other parties thereto. The Company has not been notified of any claim that any contract referred to in such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which (with notice or lapse of time or both) would constitute such a default. Except as set forth on Schedule 3.08, the consummation of the transactions contemplated hereby shall not (i) constitute a default or an event which (with notice or lapse of time or both) would constitute a default under any such contract, (ii) give rise to a right of termination thereunder, (iii) constitute a prohibited assignment thereof or (iv) otherwise alter any of the Company's rights or obligations thereunder.

                  SECTION 3.09. Intangible Rights. (a) The Intangible Rights constitute all such proprietary rights that are necessary to the conduct of the Company's business. The Company owns or has valid rights to use all the Intangible Rights without conflict with the rights of others. No person has made or, to the best knowledge of the Company, threatened to make, any claims that the use by the Company of the Intangible Rights or the operations of the Company's business are in violation of or infringe upon any intellectual property rights or any other proprietary or trade rights of any third party.

                  (b) The consummation of the transactions contemplated hereby will not alter or impair any Intangible Rights.

                  (c) The Company has taken and is taking reasonable precautions to protect any material trade secrets and other confidential information included in the Intangible Rights. No person is infringing on or violating the Intangible Rights, trade secrets or know-how used by the Company.

                  SECTION 3.10. Software. (a) The Company holds valid licenses to all copies of the operating and applications computer software programs and databases (collectively, the "Software") used by it, other than any portion thereof that was developed by or under contract with the Company (collectively, the "Proprietary Software"). The Company either owns outright, or has a perpetual, royalty-free license to, the Proprietary Software used by it, and such Company has not sold, licensed, leased or other wise transferred or granted any interest or rights to any there of. Neither the Proprietary Software nor the use by the Company of the Software infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and, to the best knowledge of the Company, no claim with respect to any such infringement or violation is threatened. The Company has taken all steps necessary to protect its right, title and interest in and to the Software owned by it.

                  (b) Upon consummation of the transactions contemplated by this Agreement, GSS will continue to own all the Proprietary Software, free and clear of all Liens, and, with respect to all agreements for the lease or license of Software that require consents or other actions as a result of the consummation of the transactions contemplated hereby in order for GSS to continue to use and operate such Software after the Closing Date, the Company will have obtained such consents or taken such other actions so required.

                  SECTION 3.11. Litigation, Etc. (a) Schedule 3.11 hereto sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and investigations pending or, to the best knowledge of the Company, threatened, by or against the Company or any of its properties, assets, rights or businesses. No such pending or threatened claims, actions, suits, proceedings or investigations, if adversely determined, would, individually or in the aggregate, have a material adverse effect on the business, properties, prospects or condition (financial or other) of the Company. The Company does not know of any basis for any other such claim, action, suit, proceeding or investigation which, if adversely decided, would have such a material adverse effect.

                  (b) There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting the Company that might enjoin or prevent the consummation of the transactions contemplated by this Agreement.

                  SECTION 3.12. Taxes. (a) Except as set forth on Schedule 3.12 hereto, the Company has duly and timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined) for all years and periods for which such Returns have become due, and all such Returns (including all informational Returns) were correct and complete as filed.

                  (b) The Company (and each Company Stockholder, if failure to pay by such Company Stockholder would result in liability to the Company) has paid all Taxes, or where payment is not yet due, has established, or will establish, consistent with past practice, an adequate reserve on its books and records for the payment of all Taxes with respect to any taxable period ending on or prior to the Closing Date (or otherwise relating or attributable to periods up to and including the Closing Date). The Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities when due all amounts required to be so withheld and paid over (including, without limitation, federal income taxes, Federal Insurance Contribution Act ("FICA") taxes, state and local income and wage taxes, payroll taxes, workers' compensation and unemployment compensation taxes).

                  (c) The Company (and each Company Stockholder, if failure to pay by such Company Stockholder would result in liability to the Company) is not delinquent in the payment of any Taxes and neither the Company nor any Company Stockholder has requested any extension of time within which to file any Return, which Return has not since been filed on a timely basis. There is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company (or any Company Stockholder to the extent related to the Company) in respect of any Taxes. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Company Stockholder and any taxing authority, and no such rulings or determinations have been received by the Company or any Company Stockholder.

                  (d) Except as set forth on Schedule 3.12 hereto, neither the Company nor any Company Stockholder has executed or entered into (and will not enter into on or prior to the Closing Date) with the Internal Revenue Service or any other taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor or successor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operations of the Company.

                  (e) The Company is not party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated hereby, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  (f) The Company has timely filed a valid election to be treated as an S corporation in accordance with the provisions of Section 1362(a) of the Code, effective for its tax year beginning January 1, 1995 and at all times subsequent thereto, and the Company has qualified and continues to qualify as an S corporation for all years and periods thereafter through and including the Closing Date. Schedule 3.12 hereto lists all the states and localities with respect to which the Company is required to file any corporate, income and/or franchise tax returns and sets forth whether the Company is treated as the equivalent of an S corporation by or with respect to each such state and/or locality. Except as set forth on Schedule 3.12 hereto, the Company does not hold any asset which, if sold or otherwise disposed of by the Company, could give rise to any taxable income pursuant to Section 1374 of the Code or any similar provision of state or local law.

                  (g) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean (i) any net income, gross income, gross receipts, franchise, profits, license, sales, use, ad valorem, value added, property, payroll, withholding, FICA, unemployment, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, customs duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (domestic or foreign) or (ii) any liability of the Company for the payment of any amounts of the type described in (i).

                  SECTION 3.13. Governmental Authorizations and Regulations. The Company has all governmental licenses, franchises, permits and other governmental authorizations ("Governmental Permits") necessary for the conduct of its business. The business of the Company is being conducted in compliance in all material respects with all applicable laws, ordinances, rules and regulations of all governmental authorities relating to its properties or applicable to its business. Neither the Company nor any Company Stockholder has received any notice of any alleged violation of any of the foregoing. Neither the Company nor any of the Company's properties, operations or businesses is subject to any order, judgment, injunction or decree.

                  SECTION 3.14. Labor Matters. The Company has not received notice of any claim that the Company has failed to comply with any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and other payroll or similar taxes, equal employment opportunity, employment discrimination or harassment and employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                  SECTION 3.15. Insurance. All policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company are listed on Schedule 3.15 hereto. The Company is a named insured under such policies, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect and will remain in full force and effect to and including the Closing Date, and coverage will continue to be in effect immediately after the Closing Date, without limit as to time, for occurrences prior to the Closing Date. Neither any Company Stockholder nor any such insurer has any right of payment, whether by way of set-off, indemnity or otherwise, of any nature whatsoever against the Company in respect of any recovery by the Company under any such policy.

                  SECTION 3.16. Use of Real Property. The leased real properties listed on Schedule 3.08 hereto are used and operated by the Company in material compliance and conformity with all applicable leases. The Company has not received notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the real estate operations or assets of the Company and, to the best knowledge of the Company, there are no such violations.

                  SECTION 3.17. Condition of Assets. All tangible personal property, fixtures and equipment comprising the assets of the Company are in a good state of repair (ordinary wear and tear excepted) and operating condition and are sufficient and adequate to conduct its business on the date hereof.

                  SECTION 3.18. Accounts Receivable. The accounts receivable reflected on the balance sheet of the Company as of December 31, 1997, and all accounts receivable arising between December 31, 1997 and the date hereof, arose from bona fide transactions in the ordinary course of business with unaffiliated third parties, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect its accounts receivable in full. To the best knowledge of the Company, there is not any dispute as to the validity or collecti-bility of such accounts receivable and, neither any such account receivable nor any note receivable has been assigned or pledged to any other person, firm or corporation or is subject to any right of set-off in respect of any obligations of such unaffiliated third party or otherwise.

                  SECTION 3.19. Books and Records. The corporate minute books and stock record books of the Company completely and accurately reflect in all material respects the corporate proceedings of the Company and properly and accurately record the issuance and transfer of all shares of capital stock of the Company.

                  SECTION 3.20. Employee Benefit Plans. (a) The Company has complied and currently is in compliance, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code applicable to each employee benefit plan within the meaning of Section 3(3) of ERISA maintained by the Company or to which the Company contributes or is required to contribute or in which any employee of the Company participates (a "Plan").

                  (b) Each Plan that is intended to qualify under Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code.

                  (c) The Company has not maintained, contributed to or been required to contribute to, nor do any of its employees participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "defined benefit plan" (as defined in Section 3(35) of ERISA). No amount is due or owing from the Company on account of a multiemployer plan or on account of any withdrawal therefrom.

                  (d) The Company has not incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law that has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances that could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

                  (e) No Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of the Company or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

                  (f) Except as set forth on Schedule 3.20, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or officer.

                  (g) The Company has provided to GSS for each Plan true and complete copies of the following: (i) each Plan document and summary plan descriptions; (ii) each trust agreement, insurance policy or other instrument relating to the funding of such Plan; (iii) the most recent Annual Report (Form 5500 series) and accompanying schedule filed with the Internal Revenue Service or United States Department of Labor; (iv) the most recent audited financial statements; (v) the most recent actuarial report; and (vi) each policy of fiduciary liability insurance (and agreements related thereto) maintained in connection therewith.

                  SECTION 3.21. Transactions with Affiliates. There are no agreements for the provision of goods, properties or services to the Company by any of the Company Stockholders or any "affiliate" or "associate" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the Company Stockholders.

                  SECTION 3.22. Environmental Matters. (a) For the purposes of this Section 3.22, the following terms shall have the following meanings:

                  "Environmental Law" shall mean any federal, state, provincial or local statute, law, ordinance, rule or regulation and any order to which the Company is a party or is otherwise bound relating to pollution or protection of the environment, including natural resources, or exposure of persons, including employees, to Hazardous Substances;

                  "Hazardous Substances" shall mean any substance, whether liquid, solid or gas, listed, identified or designated as hazardous or toxic under any Environmental Law, which, applying criteria specified in any Environmental Law, is hazardous or toxic, or the use or disposal of which is regulated under any Environmental Law.

                  (b) No Hazardous Substances have been discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the property of the Company except in accordance with all applicable Environmental Laws and except for incidental releases of Hazardous Substances in amounts or concentrations that would not reasonably be expected to give rise to any claims or liabilities against the Company under any Environmental Law.

                  (c) The Company has not received any notification from a governmental agency that there is any violation of any Environmental Law with respect to the business and properties of the Company or have received any notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.

                  SECTION 3.23. System Data. The Company purchased from the National Rural Television Cooperative ("NRTC") the right to provide DIRECTV programming services to approximately 16,615 Homes passed by cable television services and approximately 14,388 Homes unpassed by cable television services as of October 1992. As used herein, "Homes" means single family residences and individual dwelling units within any building containing multiple dwelling units. Schedule 3.23 sets forth the Company's rates for satellite services, a breakdown of the channel packages sold and a general description marketing promotions and discounts offered to subscribers since January 1, 1997 and those which may affect the Company's business after the Closing Date.

                  SECTION 3.24. Exclusive Rights. The Company currently holds the NRTC Member Agreement for Marketing and Distribution of DBS Programming Services for the areas set forth on Schedule 3.24 hereto and any such agreement is in full force and effect with no defaults thereunder.

                  SECTION 3.25. Offering of the Shares. The Company has not authorized anyone in connection with the offering or sale of the Company Common Stock, or any similar securities of the Company, nor has taken or will take any action (including without limitation any offer or sale of any securities under circumstances which would require the integration under the Securities Act of 1933 (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, of such securities with the Shares being sold by the Company Stockholders hereunder) which would subject the transactions contemplated hereby to the registration provisions of the Securities Act.

                  SECTION 3.26. Share Transfer Restriction Agreement. The provisions of the Share Transfer Restriction Agreement dated July 30, 1993, among the Company and the stockholders party thereto are inapplicable to the transactions contemplated by this Agreement.

                                   ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF THE
                      COMPANY STOCKHOLDERS AS TO THEMSELVES

                  Each of the Company Stockholders, severally and not jointly, represents and warrants to GSS and Parent as follows:

                  SECTION 4.01. Authorization of Agreements, Validity, Etc. (a) Such Company Stockholder has full legal capacity and unrestricted power to execute and deliver this Agreement and to perform his/her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and constitutes the legal, valid and binding obligation of such Company Stockholder, enforceable against him/her in accordance with its terms.

                  (b) The execution and delivery by such Company Stockholder of this Agreement, and the performance by such Company Stockholder of his/her obligations hereunder, will not (w) violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or By-laws of the Company, any judgment, award or decree or any provision of any indenture, agreement or other instrument to which such Company Stockholder is a party, or by which such Company Stockholder or any of his/her assets are bound or affected; (x) conflict with, result in a breach of, create any right of acceleration or termination under or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument;
(y) result in the creation or imposition of any Liens upon any of the properties or assets of such Company Stockholder; or (z) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Governmental Permit.

                  SECTION 4.02. Title to Shares. Such Company Stockholder is the lawful holder of record and beneficial owner of the Shares listed opposite his/her name on Schedule I hereto, free and clear of any and all Liens.

                  SECTION 4.03. Governmental Approvals. No registration or filing with, or consent or approval of, or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary by such Company Stockholder for the valid execution, delivery and performance of this Agreement.

                  SECTION 4.04. Brokers' or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company Stockholders directly with GSS and Parent, without the intervention of any person on behalf of the Company Stockholders in such manner as to give rise to any claim by any person against any of the parties hereto for a finder's fee, brokerage commission or similar payment.

                  SECTION 4.05. Investment Representations. (1) Such Company Stockholder is acquiring the Series C Preferred Stock hereunder for his/her own account, for investment, and not with a view toward the resale or distribution thereof.

                  (2) Such Company Stockholder understands that he/she must bear the economic risk of his/her investment for an indefinite period of time because the shares of Series C Preferred Stock acquired hereunder are not registered under the Securities Act or any applicable state securities laws, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Company Stockholder also understands that it is not contemplated that any registration will be made under the Securities Act or that Parent will take steps which will make the provisions of Rule 144 or Rule 144A under the Securities Act available to permit resale of the Series C Preferred Stock. Such Company Stockholder agrees not to pledge, transfer, convey or otherwise dispose of any of the Series C Preferred Stock held by him/her, except in a transaction that is the subject of either (i) an effective registration statement under the Securities Act and any applicable state securities laws, or (ii) an opinion of counsel to the effect that such registration is not required (which opinion and counsel shall be reasonably satisfactory to Parent, it being agreed that Reboul, MacMurray, Hewitt, Maynard & Kristol shall be satisfactory, and may be relied on by Parent in making such determination).

                  (3) Such Company Stockholder is able to fend for himself/herself in the transactions contemplated by this Agreement and he/she has the ability to bear the economic risks of the investment in the Series C Preferred Stock being acquired hereunder for an indefinite period of time.

                  (4) Such Company Stockholder represents that he/she has carefully reviewed the Confidential Disclosure Memorandum dated May 1998 furnished by Parent to him/her in connection with the transactions contemplated hereby (the "Memorandum"), has had an opportunity to discuss GSS's and Parent's business, management and financial affairs with directors, officers and management of GSS and Parent and has had the opportunity to investigate GSS's and Parent's operations and facilities. Such Company Stockholder has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of his/her investment in the Series C Preferred Stock. Such Company Stockholder further represents that he/she is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to such Company Stockholder's acquisition of Series C Preferred Stock hereunder.

                  SECTION 4.06. Litigation, Etc. There are no actions, suits, proceedings or claims pending before or by any court, arbitration, regulatory authority or government agency against or affecting such Company Stockholder that might enjoin or prevent the consummation of the transactions contemplated by this Agreement.

                  SECTION 4.07. Offering of the Shares. Such Company Stockholder has not, nor has such Company Stockholder as agent, broker, dealer or otherwise in connection with the offering or sale of the Company Common Stock, or any similar securities of the Company, taken or will take any action (including without limitation any offer or sale of any securities under circumstances which would require the integration under the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder, of such securities with the Shares being sold by such Company Stockholder hereunder) which would subject the transactions contemplated hereby to the registration provisions of the Securities Act.

                                   ARTICLE V.

                REPRESENTATIONS AND WARRANTIES OF GSS AND PARENT

                  GSS and Parent represent and warrant to the Company Stockholders as follows:

                  SECTION 5.01. Organization, Qualifications and Corporate Power; Subsidiaries. GSS and Parent are corporations duly incorporated and validly existing under the laws of the State of Delaware and are duly licensed or qualified as a foreign corporations and are in good standing in each other jurisdiction in which they own or lease any real property or in which the nature of the business transacted by them makes such licensing or qualification necessary. GSS and Parent each have the corporate power and authority, and the legal right, to own and operate their properties and to carry on their business as currently conducted.

                  SECTION 5.02. Authorization of Agreements, Validity, Etc. (a) GSS and Parent have full legal capacity and corporate power to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by GSS and Parent, and the performance by GSS and Parent of their respective obligations hereunder, have been duly authorized by all requisite corporate action of GSS and Parent. This Agreement has been duly executed and delivered by GSS and Parent and constitute the legal, valid and binding obligation of

GSS and Parent, enforceable against them in accordance with its terms.

                  (b) The execution and delivery by GSS and Parent of this Agreement, and the performance by GSS and Parent of their respective obligations hereunder, will not (w) violate any provision of law, any order of any court or other agency of government, the Certificates of Incorporation or By-laws of GSS or Parent, any judgment, award or decree or any provision of any indenture, agreement or other instrument to which GSS or Parent is a party, or by which GSS or Parent or any of their assets are bound or affected; (x) conflict with, result in a breach of, create any right of acceleration or termination under or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument; (y) result in the creation or imposition of any Liens upon any of the properties or assets of GSS or Parent; or (z) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Governmental Permit.

                  SECTION 5.03. Capitalization. (a) The authorized capital stock of Parent consists of: (a) 1,000,000 shares of Common Stock, par value $.01, of which 100 shares are duly and validly issued, outstanding, fully paid, and nonassessable; (b) 1,344,000 shares of designated preferred stock, par value $.01 per share, of which (i)418,000 shares have been designated as Series A Convertible Participating Preferred Stock, all of which are duly and validly issued, outstanding, fully paid, and nonassessable, (ii) 228,500 shares have been designated as Series B Convertible Preferred Stock, all of which are duly and validly issued, outstanding, fully paid, and nonassessable,(iii) 418,000 shares have been designated as Series A Redeemable Preferred Stock, none of which are outstanding or will be outstanding as of the Closing,(iv) 228,500 shares have been designated as Series B Redeemable Preferred Stock, none of which are outstanding or will be outstanding as of the Closing, and (v) 51,000 shares of Series C Preferred Stock, all of which will be, as of the Closing, duly and validly issued, outstanding, fully paid and nonassessable; and
(c)249,000 shares of undesignated preferred stock, par value $.01 per share. The Series C Preferred Stock has the powers, preferences and rights set forth in the Certificate of Designations attached hereto as Exhibit B. The shares of Series C Preferred Stock shall be initially convertible upon issuance into an aggregate 51,000 shares of Common Stock. None of the Series C Preferred Stock are subject to, nor were any of them issued in violation of, any preemptive rights of shareholders of GSS or Parent or to any right of first refusal or other similar right in favor of any person. GSS and Parent believe that, as of the date hereof, the shares of Series C Preferred Stock to be issued in the Merger have a fair market value at least equal to the liquidation value thereof and GSS and Parent will take that position for financial reporting and tax purposes.

                  (b) Except as otherwise set forth on Schedule 5.03 hereto, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of GSS or Parent is authorized or outstanding; (ii) there is not any commitment of GSS or Parent to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets; and (iii) GSS and Parent have no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of their capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  SECTION 5.04. Financial Statements. Parent has previously delivered to the Company the consolidated audited balance sheet of Parent as of December 31, 1997 and 1996, and the related audited statements of operations, stockholders' equity and cash flows for the years then ended, including the notes thereto, certified by KPMG Peat Marwick LLP, the independent certified public accountants for Parent (the "Parent Financial Statements"). The Parent Financial Statements were prepared from the books and records of Parent and present fairly the financial position of Parent as of the respective dates specified therein and results of operations and cash flows of Parent for the respective periods then ended, all in conformity with GAAP. Except as and to the extent (i) reflected in the Parent Financial Statements, (ii) incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, or (iii) set forth in the Offering Memorandum of GSS dated July 24, 1998, Parent has no liabilities or obligations of any kind or nature, whether secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), including without limitation any tax liabilities due or to become due.

                  SECTION 5.05. Absence of Certain Changes or Events. (a) Since December 31, 1997, except (x) as otherwise set forth in the Offering Memorandum of GSS dated July 24, 1998 or (y) as otherwise expressly referred to in this Agreement, neither GSS nor Parent has: (i) changed or amended their Certificates of Incorporation or By-laws; (ii) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice; (iii) mortgaged, pledged or subjected to any Lien any of their assets or properties; (iv) transferred, leased or otherwise disposed of any of their material assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice; (v) acquired any material assets or properties, except in the ordinary course of business and consistent with past practice;
(vi) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partnership, corporation or other entity; (vii) canceled or compromised any debt or claim other than in the ordinary course of business consistent with past practice; (viii) waived or released any rights of material value, including, without limitation, any Intangible Rights owned by GSS or Parent; (ix) transferred or granted any rights under or with respect to any Intangible Rights owned by GSS or Parent, or permitted any license, permit or other form of authorization relating to an Intangible Right owned by GSS or Parent to lapse; (x) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect their ability to conduct their business; (xi) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock, redeemed or otherwise acquired any of their capital stock, split, combined or otherwise similarly changed their capital stock, or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or gave any person any right to acquire any of their capital stock; (xii) made or granted any wage or salary increase or adopted or modified any severance arrangements applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or granted any severance benefits to, or entered into any material transaction of any other nature with, any officer or employee of either GSS or Parent; or (xiii) entered into any agreement, contract or commitment to take any of the actions set forth in clauses (i) through (xii) above.

                  (b) Since December 31, 1997, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of GSS or Parent.

                  SECTION 5.06. Governmental Approvals. No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over GSS or Parent is required for the execution, delivery and performance by either GSS or Parent of this Agreement, or is necessary in order to ensure, with respect to GSS and Parent, the legality, validity, binding effect or enforceability of this Agreement.

                  SECTION 5.07. Litigation Relating to Transaction. There are no actions, suits, proceedings or claims pending before any court, arbitrator or government agency against or affecting GSS or Parent that might enjoin or prevent the consummation of the transactions contemplated by this Agreement.

                  SECTION 5.08. Disclosure. The Memorandum furnished to the stockholders of the Company in connection with the transactions contemplated hereby does not contain any untrue statement of material fact or omit to state any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE VI.

                                    COVENANTS

                  SECTION 6.01. Certain Covenants of the Company Stockholders.
(a) During the period from the date of this Agreement to the Closing Date, the Company Stockholders shall cause the Company to conduct its business and operations according to its ordinary course of business consistent with past practice and to use its best efforts (i) to preserve its relationships with suppliers, customers, employees and independent contractors, (ii) to maintain the contracts with its customers in full force and effect in accordance with their terms and (iii) to ensure that the Company will continue to provide its services to its customers. Without limiting the generality of the foregoing, prior to the Closing Date, without the prior written consent of GSS, the Company Stockholders shall not permit the Company to (x) change the rates charged for services from those listed on Schedule 3.23 unless nationally advertised by DIRECTV or unless the Company experiences a wholesale cost increase greater than [10]%, or (y) do any of the things listed in clauses (i) through (xiii) of
Section 3.05(a) above; provided, that prior to the Closing Date the Company may declare and pay out of the Company's cash reserves dividends to its stockholders in an aggregate amount not exceeding the amount of cash on hand as of the Closing after the payment of all trade payables in the ordinary course, less all legal, accounting and other expenses related to this Agreement and the transactions contemplated hereby (collectively, "Transaction Expenses") unpaid as of the Closing, except that if the Transaction Expenses shall exceed such cash amount, such excess shall be deducted from the cash otherwise payable to the Company Stockholders pursuant to Section 2.01 hereof.

                  (b) Between the date hereof and the Closing Date, the Company Stockholders shall, and shall cause the Company to, provide access to GSS's and Parent's representatives to the premises, key employees and financial, accounting and legal records of the Company. Such activities shall be performed, so far as is reasonably possible, in such a manner as to minimize disruption of normal operations.

                  (c) Between the date hereof and the Closing Date, the Company Stockholders shall not permit the Company, except as required by GAAP, (i) to use accounting principles different from those used in the preparation of the Financial Statements, (ii) change in any manner its method of maintaining its books of account and records from such methods as in effect on December

31, 1997, or (iii) accelerate booking of revenues or the deferral of expenses, other than as shall be consistent with past practice and in the ordinary course of business.

                  (d) As promptly as practicable following the execution and delivery of this Agreement, the Company and the Company Stockholders shall use their best efforts to (i) call and hold a special meeting of the stockholders of the Company for the purpose of approving this Agreement and the transactions contemplated hereby, and (ii) secure such approval. Each of the Company Stockholders hereby agrees to vote in favor of this Agreement and the transactions contemplated hereby at such special meeting, and hereby grants to Mr. Rodney A. Weary and Ms. Jo Ellen Linn a proxy (which proxy shall be deemed coupled with an interest and irrevocable) to vote accordingly.

                  (e) Between the date hereof and the Closing Date, the Company Stockholders (together with their affiliates and associates) shall not, and shall cause the Company not to, enter into any transaction, make any agreement or commitment, or take any action, that would result in any of the representations, warranties or covenants of the Company Stockholders or the Company contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction, event or action.

                  SECTION 6.02. Certain Tax Matters. (a) GSS and the Company Stockholders shall jointly prepare and timely file (or cause to be prepared and timely filed), for all taxable periods ending on or before the Closing Date, all federal, state, local and foreign Returns required to be filed after the Closing Date with respect to the Company; and the Company Stockholders shall be responsible for (and shall pay) all Taxes shown to be due thereon. GSS shall prepare and file (or cause to be filed) on a timely basis all separate federal, state, local and foreign Returns of the Company for any taxable period beginning before and ending after the Closing Date; and the Company Stockholders shall be responsible for (and shall pay) the Taxes shown to be due thereon to the extent attributable (determined on a closing of the books basis) to the portion of such taxable period ending on and including the Closing Date and GSS shall be responsible for the balance of the Taxes due thereon. All Returns of the Company (or which include the results of operations of the Company) required to be filed after the Closing Date with respect to any period ending before or including the Closing Date shall be prepared in a manner consistent with the Returns filed prior to the Closing Date.

                  (b) The parties hereto shall, for all Tax purposes, treat the Merger, pursuant to the terms and conditions set forth herein, as constituting a reorganization under Section 368(a)(2)(D) of the Code. However, it is understood and agreed that none of GSS, Parent, or any of their respective affiliates is making any representation or warranty to any person as to whether or not (i) the Merger, pursuant to the terms and conditions set forth herein, will qualify as a reorganization under Section 368(a)(2)(D) of the Code or (ii) the receipt of any or all shares of Parent stock by any Company Stockholder will be free of income tax to such Company Stockholder.

                  (c) All stamp, sales and transfer taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Company Stockholders, and the Company Stockholders shall, at their expense, file all necessary tax returns and other documentation with respect to all such transfer taxes.

                  SECTION 6.03. Consents. Each of the parties hereto shall use its best efforts to obtain the written consents of all persons and governmental authorities required to be obtained by each such party and necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, the consent of each person holding a Lien, restriction, right, mortgage or charge of any kind on any real or personal property owned or leased by the Company.

                  SECTION 6.04. Books and Records. The Company Stockholders shall deliver to GSS or shall cause to be delivered to the principal office or other office of the Company, all books and records used in the operation of the business of the Company, and all files, documents, papers, agreements, books of account, mailing lists, registration systems and other records pertaining to the business of the Company, to the extent that such books, records, files and other materials are not theretofore located at the office of the Company.

                  SECTION 6.05. License and Other Fees. The Company Stockholders shall pay all regulatory, license, assignment, transfer and other fees and costs required to be paid to any regulatory authority or to any third-party supplier, lessor, licensor or other entity in order to obtain any licenses, rights or consents required to be obtained from such person or entity in connection with the transactions contemplated hereby; provided, however, that GSS shall be responsible for and shall pay all NRTC fees associated with assignment and transfer (or deemed transfer) of the Member Agreement for Marketing and Distribution of DBS Services between the Company and the NRTC.

                  SECTION 6.06. Other Discussions. Neither the Company, the Company Stockholders, nor any employee, agent or representative of the Company or the Company Stockholders will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing and the termination of this Agreement in accordance with the terms of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity (collectively, a "Person") for, (b) participate in any discussions pertaining to or (c) furnish any information to any Person other than GSS and Parent relating to, any direct or indirect acquisition or purchase of all or any portion of the assets or the securities of the Company, whether by purchase, merger or otherwise. The Company shall cause their respective officers, employees, representatives, agents and affiliates to refrain from doing any of the foregoing.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

                  SECTION 7.01. Conditions Precedent to the Obligations of GSS and Parent. The obligation of GSS and Parent to consummate the transactions contemplated by this Agreement is subject, at the option of GSS and Parent, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of the Company Stockholders and the Company contained in this Agreement or in any certificate delivered to GSS and Parent pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date, and the Company Stockholders and the Company shall have so certified to GSS and Parent in writing.

                  (b) Compliance with Covenants. Each Company Stockholder and the Company shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it, him or her, as the case may be, at or prior to the Closing Date and the Company Stockholders and the Company shall have so certified to GSS and Parent in writing.

                  (c) All Proceedings To Be Satisfactory. All proceedings to be taken by the Company Stockholders and the Company in connection with transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to GSS, Parent and their counsel, and GSS, Parent and said counsel shall have received all such counterpart origi-nals or certified or other copies of such documents as they may reasonably request.

                  (d) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted by any party or threatened by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, materially adversely affect the operation by GSS of the business of the Company.

                  (e) Opinion of Counsel for the Company Stockholders and the Company. GSS and Parent shall have received opinions of Dorsey & Whitney LLP and Davis, Hatley, Haffeman & Tighe, P.C., counsel for the Company Stockholders and the Company, addressed to GSS and Parent and dated the Closing Date, satisfactory in form and substance to GSS, Parent and its counsel, to the effects set forth in Exhibit C hereto.

                  (f) Consents and Approvals. All authorizations, consents, waivers and approvals required in connection with the execution, delivery and performance of this Agreement (including without limitation any required consents from DIRECTV and the NRTC) shall have been duly obtained and shall be in form and substance satisfactory to counsel for GSS and Parent.

                  (g) No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Company.

                  (h) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect on and as of the Effective Time.

                  (i) Supporting Documents. On or prior to the Closing Date, GSS, Parent and its counsel shall have received copies of the following supporting documents:

                  (i) (1) the charter documents of the Company, certified as of a recent date by the Secretary of State of the State of Montana; and
         (2) a certificate of the Secretary of State or other appropriate official of the State of Montana as to the due incorporation and good standing of the Company and listing all documents on file with said official;

                  (ii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; and (2) that the Articles of Incorporation of such Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(1) above; and

                  (iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as GSS, Parent or their counsel may reasonably request.

                  All such documents shall be satisfactory in form and substance to GSS, Parent or their counsel.

                  SECTION 7.02. Conditions Precedent to the Obligations of the Company Stockholders and the Company. The obligations of the Company Stockholders and the Company under this Agreement are subject, at the option of the Company and Company Stockholders holding at least two-thirds of the outstanding Company Common Stock, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of GSS and Parent contained in this Agreement or in any certificate delivered to the Company Stockholders pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date and the Purchaser shall so certified to the Company Stockholders in writing.

                  (b) Compliance with Covenants. GSS and Parent shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and GSS and Parent shall have so certified to the Company Stockholders in writing.

                  (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted by any party or threatened by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

                  (d) Opinions of Counsel. The Company Stockholders shall have received (i) the opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel for GSS and Parent, dated the Closing Date, satisfactory in form and substance to the Company Stockholders and their counsel, to the effect set forth in Exhibit D hereto and (ii) the opinion of Dorsey & Whitney LLP, special counsel to the Company Stockholders and the Company, dated the Closing Date, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                  (e) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect on and as of the Effective Time.

                                  ARTICLE VIII.

                                 INDEMNIFICATION

                  SECTION 8.01. Survival of Representations and Warranties. All representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive the Closing Date and shall terminate at the close of business on the second anniversary of the Closing Date, except for the representations and warranties contained in Sections 3.03, 3.23 and 3.24 and
4.02 (which shall survive indefinitely) and in Section 3.12 (which shall survive for the applicable statute of limitation periods, including any extensions or waivers thereof).

                  SECTION 8.02. Tax Indemnity. (a) Each of the Company Stockholders, jointly and severally, agrees to and shall indemnify GSS, Parent, the Company and their respective affiliates and hold each of them harmless from and against (i) any and all Taxes imposed on or incurred by the Company (including, without limitation, any and all Taxes arising out of the consummation of the transactions contemplated hereby) for all taxable years and periods ending on or prior to the Closing Date (including any short periods ending on or prior to the Closing Date) and (ii) all reasonable legal fees and expenses incurred by GSS, Parent, the Company or any such affiliate with respect to such Taxes.

                  (b) For purposes of paragraph (a) above, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period in which the item on which the interest, penalty or additional charge is based occurs, and not a Tax for the periods during which the interest, penalty or additional charge accrues.

                  (c) The indemnity provided for in this Section 8.02 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding shall survive until the expiration of the applicable statutes of limitation, including any extensions thereof, for the Taxes referred to herein. Any Taxes, legal fees and expenses subject to indemnification under this Section 8.02 shall not be subject to indemnification under Section 8.03.

                  SECTION 8.03. General Indemnity. (a) Subject to the terms and conditions of this Article VIII, each of the Company Stockholders, severally and not jointly, agrees to and shall indemnify, defend and hold GSS, Parent, the Company and their respective affiliates harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by GSS, Parent, the

Company or their respective affiliates, by reason of, resulting from or arising out of:

                  (i) a breach of any representation, warranty or covenant of such Company Stockholder or the Company contained in or made pursuant to this Agreement;

                  (ii) any action, suit or proceeding relating to the conduct of the Company's business and based upon an event occurring or a claim arising on or prior to the Closing Date; and

                  (iii) any liability in respect of any failure by the Company to conduct its business in compliance with any Governmental Permit, law, regulation or order prior to the Closing Date.


                  (b) Subject to the terms and conditions of this Article VIII, each of the Company Stockholders, severally and not jointly, agrees to and shall indemnify, defend and hold GSS, Parent, the Company and their respective affiliates harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by GSS, Parent, the Company or their respective affiliates, by reason of, resulting from or arising out of the Stockholder Litigation if and only to the extent that such Damages shall not be reimbursed as provided in the Escrow Agreement.

                  (c) Subject to the terms and conditions of this Article VII, GSS and Parent agree to and shall indemnify, defend and hold the Company Stockholders harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by them by reason of or resulting from or arising out of:

                  (i) a breach of any representation, warranty or covenant of GSS or Parent contained in or made pursuant to this Agreement; and

                  (ii) any liabilities or obligations of the Company (whether absolute, accrued, contingent or otherwise) in respect of any action, suit or proceeding relating to the conduct of the Company's business and based upon an event occurring or a claim arising after the Closing Date.


                  SECTION 8.04. Limitations on Indemnity. Notwithstanding the foregoing, no Company Stockholder shall be obligated to indemnify, defend and hold harmless any other person under paragraph (a) of Section 8.03 hereof unless the aggregate amount of Damages established by the person seeking such indemnification shall exceed $200,000 (in which case all such Damages in excess of such amount shall be subject to indemnity hereunder); provided, however, that such limitation on indemnity obligations of the Company Stockholders shall not apply with respect to Section 3.26 hereof. In addition, the Company Stockholders' obligation to indemnify and hold harmless Parent, GSS and the Company hereunder shall in no event exceed $9,800,000 in the aggregate for all claims made under Section 8.03.

                  SECTION 8.05. Conditions of Indemnification. The respective obligations and liabilities of the Company Stockholders, on the one hand, and GSS and Parent, on the other hand (herein sometimes called the "indemnifying party"), to the other (herein sometimes called the "party to be indemnified") under Section 8.03 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) Within 20 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing.

                  (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

                  (c) Except with the prior written consent of the indemnified party, no indemnifying party, in the defense of such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the indemnified party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or litigation. In the event that the indemnified party shall in good faith determine that the indemnified party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the indemnifying party in respect of such claim or any litigation relating thereto, the indemnified party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to such claim at the sole cost of the indemnifying party; provided, however, that if the indemnified party does so take over and assume control, the indemnified party shall not settle such claim or litigation without the written consent of the indemnifying party, such consent not to be unreasonably withheld.

                  (d) In connection with any such indemnification, the indemnified party shall cooperate in all reasonable requests of the indemnifying party.

                  SECTION 8.06. Remedies Cumulative. Except as otherwise expressly provided in this Article VIII, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.


                                   ARTICLE IX.

                           TERMINATION AND ABANDONMENT

                  SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the mutual consent of Company Stockholders holding at least two-thirds of the outstanding Company Common Stock, on the one hand, and GSS and Parent, on the other hand; or

                  (b) by Company Stockholders holding at least two-thirds of the outstanding Company Common Stock, on the one hand, or GSS and Parent, on the other hand, if the Closing shall not have occurred on or before October 31, 1998 or such later date as may be agreed upon in writing by the parties hereto; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the closing to occur on or before such date.

                  SECTION 9.02. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 9.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in Section 9.01 above, (i) each party hereto shall promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, and
(ii) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement; provided, that nothing herein shall relieve any party from liability for any breach hereof.


                                   ARTICLE X.

                                  MISCELLANEOUS

                  SECTION 10.01. Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts, except that the Company Stockholders shall be responsible for the Company's Transaction Expenses as provided in Section 6.01 hereof. Without limiting the generality of the foregoing, the Company Stockholders, on the one hand, and GSS and Parent, on the other hand, shall indemnify the other and hold it harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

                  SECTION 10.02. Publicity. The parties hereto agree that no press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be issued prior to the Closing Date without the prior written consent of each of the parties hereto. Each party shall furnish to the other drafts of all press releases or announcements prior to their release. Nothing contained herein shall prevent any party from at any time furnishing any information required by any governmental authority or required by any person whose consent or authorization is necessary to consummate the transactions contemplated herein.

                  SECTION 10.03. Execution in Counterparts; Additional Parties. For the convenience of the parties, this Agreement may be executed in one or more counterparts, or by the parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Prior to the Closing additional stockholders of the Company may become parties to this Agreement by executing and delivering a counterpart hereof, whereupon such stockholders shall be entitled to all the rights and subject to all the obligations of the Company Stockholders hereunder as if an original signatory hereof.

                  SECTION 10.04. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier service or (iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

                  If to the Company Stockholders, to them at such address appearing on Schedule I hereto under the name of such Company Stockholder;

                  with a copy to:

                  Dorsey & Whitney LLP
                  507 Davidson Building
                  Great Falls, Montana 59403
                  Attention: John W. Manning, Esq.
                  Facsimile No.: (406) 727-3638

                  If to Parent or GSS, at:

                  Golden Sky Systems, Inc.
                  605 West 47th Street
                  Suite 300
                  Kansas City, Missouri 64112
                  Facsimile No.:  (816) 753-5595
                  Attention:  Mr. Rodney A. Weary

                  with a copy to:

                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111
                  Facsimile No.:  (212) 841-5725
                  Attention:  Karen C. Wiedemann, Esq.

or such other address or addresses as the Company Stockholders, on the one hand, or GSS and Parent, on the other hand, shall have designated by notice in writing to the other.

                  SECTION 10.05. Waivers. Either Company Stockholders holding at least two-thirds of the outstanding Company Common Stock, on the one hand, or GSS and Parent, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 10.06. Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any govern mental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by GSS, Parent, the Company and Company Stockholders holding at least two-thirds of the outstanding Company Common Stock.

                  SECTION 10.07. Entire Agreement. This Agreement, its Exhibits and Schedules, and the other agreements or documents executed on the date hereof or on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                  SECTION 10.08. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUSIVE OF THE CONFLICTS OF LAWS PROVISIONS THEREOF, AND, TO THE EXTENT APPLICABLE, THE MONTANA BCA.

                  SECTION 10.09. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 10.10. Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

                                            GOLDEN SKY HOLDINGS, INC.



                                            By: /s/ Rodney A. Weary
                                               --------------------------------
                                            Name: Rodney A. Weary
                                            Title: Chief Executive Officer


                                            GOLDEN SKY SYSTEMS, INC.



                                            By: /s/ Rodney A. Weary
                                               --------------------------------
                                            Name: Rodney A. Weary
                                            Title: Chief Executive Officer


                                            WESTERN MONTANA DBS, INC.
                                            d/b/a ROCKY MOUNTAIN DBS


                                            By: Harold Poulsen
                                               --------------------------------
                                            Name: Harold Poulsen
                                            Title: President


                                            COMPANY STOCKHOLDERS:



                                             /s/ Jack S. Ramirez
                                            -----------------------------------
                                            Jack S. Ramirez



                                             /s/ Carol H. Ramirez
                                            -----------------------------------
                                            Carol H. Ramirez

                                            COMPANY STOCKHOLDERS:



                                             /s/ James Hertz
                                            -----------------------------------
                                            James Hertz

                                            COMPANY STOCKHOLDERS:



                                             /s/ Constance R. Hertz
                                            -----------------------------------
                                            Constance R. Hertz

                                            COMPANY STOCKHOLDERS:



                                             /s/ Harold L. Poulsen
                                            -----------------------------------
                                            Harold L. Poulsen

                                            COMPANY STOCKHOLDERS:


                                             /s/ Maxon R. Davis
                                            -----------------------------------
                                            Maxon R. Davis

                                            COMPANY STOCKHOLDERS:



                                             /s/ Kristina A. Davis
                                            -----------------------------------
                                            Kristina A. Davis

                                            COMPANY STOCKHOLDERS:



                                             /s/ Joyce Travis
                                            -----------------------------------
                                            Joyce Travis

                                            COMPANY STOCKHOLDERS:



                                             /s/ Joseph D. Davis
                                            -----------------------------------
                                            Joseph D. Davis

                                            COMPANY STOCKHOLDERS:



                                             /s/ Louise A. Davis
                                            -----------------------------------
                                            Louise A. Davis

                                            COMPANY STOCKHOLDERS:




                                             /s/ Jay Downen
                                            -----------------------------------
                                            Jay Downen




                                             /s/ Marla Downen
                                            -----------------------------------
                                            Marla Downen




                                             /s/ Otis J. Downen
                                            -----------------------------------
                                            Otis J. Downen




                                             /s/ Chris J. Downen
                                            -----------------------------------
                                            Chris J. Downen

                                   SCHEDULE I

                                   Number of                 Number of
                                   Shares of                 Shares of
                                   Company                   Series C                         Net Cash           Escrow
Stockholders                       Common Stock              Preferred Stock                  Payment            Interest
------------                       ------------              ---------------                  -------            --------

Jack S. Ramirez and
Carol H. Ramirez                      1,315.50                   6,411.73                  $1,106,338.00           12.5%

James and Constance R. Hertz            657.75                   3,205.87                     553,169.00            6.29

Jack S. Ramirez                       164.4375                     801.47                     138,292.25            1.57

Carol H. Ramirez                      164.4375                     801.47                     138,292.25            1.57

Constance R. Hertz                    164.4375                     801.47                     138,292.25            1.57

James Hertz                           164.4375                     801.47                     138,292.25            1.57

Harold Poulsen                        3,871.77                  18,870.96                   3,256,165.93           37.00

Joyce Travis                            967.94                   4,717.73                     814,039.38            9.25

Max & Kristina Davis                    614.00                   2,992.63                     516,375.17            5.87

Joseph D. Davis                         100.00                     487.40                      84,100.19            0.96

Louise A. Davis                         600.00                   2,924.39                     504,601.14            5.73

Jay and Marla Downen                    560.00                   2,729.43                     470,961.07            5.35

Otis J. Downen                          559.50                   2,726.99                     470,540.56            5.35

Chris J. Downen                         559.50                   2,726.99                     470,540.56            5.35
                                     ---------                  ---------                  -------------           -----
          Total                      10,463.71                  51,000.00                  $8,800,000.00          100.00%
                                     =========                  =========                  =============          ======